Exhibit 99.1

Better Therapeutics and Glooko Announce Partnership to Accelerate Adoption of AspyreRx to Treat Type 2 Diabetes in the United States

January 3, 2024

SAN FRANCISCO & PALO ALTO, Calif.—(BUSINESS WIRE)—Jan. 3, 2024—Better Therapeutics Inc. (NASDAQ: BTTX), a pioneer in developing prescription digital therapeutics (PDTs) for treating cardiometabolic diseases, and Glooko, Inc., a global leader in chronic condition management, today announced a partnership to integrate Better Therapeutics’ AspyreRx ™ digital behavioral treatment for type 2 diabetes (T2D) into Glooko’s diabetes management platform. This collaboration will enable healthcare providers in the United States who use the Glooko platform to identify suitable patients for AspyreRx, facilitate prescriptions, and track patients throughout their treatment.

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In the United States alone, Glooko’s solutions have aided over 3.4 million people with diabetes and are utilized in nearly 5,000 clinic locations. AspyreRx will be accessible on the Glooko healthcare provider (HCP) platform in the U.S. as a new treatment option. Additionally, by leveraging Glooko’s ‘precision engagement’ functionality, patients who are suitable candidates for AspyreRx will be flagged for healthcare providers.

“We are very pleased to partner with Better Therapeutics to add AspyreRx to the Glooko platform,” stated Russ Johannesson, CEO of Glooko. “This partnership will facilitate access to an important new treatment option for healthcare providers in the Glooko network, enabling them to better manage their patient populations and enhance health outcomes for patients with T2D.”

Frank Karbe, CEO of Better Therapeutics, said, “Glooko is an ideal partner for us to support the adoption of AspyreRx, given the extensive overlap between providers using the Glooko platform and those we have identified as early adopters for AspyreRx. Glooko’s precision engagement has the potential to accelerate access to AspyreRx for patients who may benefit from this innovative new treatment.”

About Glooko

Glooko improves health outcomes of people with chronic conditions through its personalized, intelligent, connected care platforms. Our proven technologies make lives better by revolutionizing the connection between patients and providers, driving patient engagement and adherence via digital therapeutics, and accelerating the speed of clinical trials. Glooko is globally deployed in over 30 countries and 8,000+ clinical locations.

For more information visit: Glooko.com LinkedIn.com Twitter Instagram Facebook

About Better Therapeutics

Better Therapeutics is a prescription digital therapeutics company developing a novel form of cognitive behavioral therapy to address underlying factors that sustain or worsen cardiometabolic diseases. The Company has developed a proprietary platform for the development of FDA-regulated, software-based solutions for T2D, heart disease and other conditions. The CBT delivered by Better Therapeutics’ PDTs is designed to enable changes in neural pathways of the brain so lasting changes in behavior become possible. Addressing the underlying causes of these diseases has the potential to dramatically improve patient health while lowering healthcare costs. Better Therapeutics’ clinically validated mobile applications are intended to be prescribed by physicians and reimbursed like traditional medicines.

For more information visit: bettertx.com

About AspyreRx

AspyreRx (formerly BT-001) was granted marketing authorization by the FDA in July 2023 as the first prescription-only digital therapeutic to treat adults with type 2 diabetes (T2D). AspyreRx is backed by robust data demonstrating clinically meaningful and sustained reduction in A1c as well as improvements in other markers of cardiometabolic health when used up to 180 days. Using proven techniques that target the underlying psychological, behavioral, and cognitive factors that sustain or worsen T2D, AspyreRx is a self-paced, engaging experience that patients can access from their smartphone. It is prescribed by a healthcare provider in 90-day increments, with proprietary CBT delivered digitally in a weekly step-by-step process. Through interactive therapy lessons, skill-building modules, weekly goal setting and tracking, patients connect changes in behavior to improvements in blood sugar and other biometrics. Each step in the experience builds on the prior to enable and reinforce cognitive restructuring, building the emotional resilience and acceptance needed to make enduring changes.

Indication for Use

AspyreRx is a prescription-only digital therapeutic device intended to provide cognitive behavioral therapy to patients 18 years or older with type 2 diabetes. The device targets behavior to aid in the management of type 2 diabetes in patients who are under the care of a healthcare provider. AspyreRx provides cognitive behavioral therapy as a treatment that should be used adjunctively with standard of care.

Forward Looking Statements

Certain statements made in this press release are “forward-looking statements” within the meaning of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words such as “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict,” “should,” “would” and other similar words and expressions, but the absence of these words does not mean that a statement is not forward-looking. The forward-looking statements in this press release include, but are not limited to, statements regarding Better Therapeutics’ expectations related to the efficacy and potential benefits of PDTs, including AspyreRx and CBT, and their potential treatment applications and their ability to improve clinical outcomes, expectations regarding the amendment to the Hercules debt facility and the outcome and success of cost saving initiatives, including salary reductions, and operational plans and their impact on Better Therapeutics’ financial position and cash runway, and expectations regarding the commercial traction of AspyreRx and partnering discussions, among others. These forward-looking statements are based on the current expectations of the management of Better Therapeutics and are inherently subject to uncertainties and changes in circumstances and their potential effects and speak only as of the date of such statement. There can be no assurance that future developments will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements including: risks related to Better Therapeutics’ business, such as the willingness of the FDA to authorize PDTs, for commercial distribution and insurance companies to reimburse their use, market acceptance of PDTs, including AspyreRx, the risk that the results of previously conducted studies will not be interpreted favorably by the FDA or repeated or observed in ongoing or future studies involving Better Therapeutics’ product candidates and other risks and uncertainties included under the header “Risk Factors” in Better Therapeutics’ quarterly report on Form-10-Q for the fiscal quarter ended September 30, 2023 filed with the Securities and Exchange Commission (“SEC”) on November 09, 2023, and those that are included in any of the Company’s subsequent filings with the SEC.

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Investor Relations and Media Enquiries:

Emma Williams

info@bettertx.com

Source: Better Therapeutics